10#627

BAWEAN BLOCK

PSC AGREEMENT

Def. Exh. Plt. Exh. 6
For ID in EV
Georgette K. Betts, RPR
10/8/03

F001076

BAWEAN BLOCK P1227

PRODUCTION SHARING CONTRACT

TABLE OF CONTENTS

P1227-.

PRODUCTION SHARING CONTRACT

between

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA

and

KERR-McGEE OF INDONESIA, INC. (Operator),
QUINTANA INDONESIA LTD.,
SAMEDAN OIL OF INDONESIA, INC.,
WAINOCO INTERNATIONAL, INC.

THIS CONTRACT, made and entered into on this 12th day of FEBRUARY 1981 by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a State Enterprise, established on the basis of Law No. 8/1971 hereinafter called "PERTAMINA", party of the first part, and KERR-McGEE OF INDONESIA, INC. a corporation organized under the laws of the State of Delaware , U.S.A., (Operator), as to an undivided fifty percent; QUINTANA INDONESIA, LTD., a corporation organized under the laws of the Cayman Islands, as to an undivided twenty-five percent; SAMEDAN OIL OF INDONESIA, INC., a corporation organized under the laws of the State of Delaware, U.S.A., as to an undivided fifteen percent; and WAINOCO INTERNATIONAL, INC., a corporation organized under the laws of the State of Delaware, U.S.A., as to an undivided ten percent, all hereinafter collectively called (CONTRACTOR), party of the second part, both hereinafter sometimes referred to either individually as the "Party" or collectively as the "Parties".

F001078

W I T N E S S E T H :

WHEREAS, all mineral oil and gas existing within the statutory mining territory of Indonesia, are national riches controlled by the State.

WHEREAS, PERTAMINA has an exclusive "Authority to Mine" for mineral oil and gas in and throughout the area described in Exhibit "A" and outlined on the map which is Exhibit "B", both attached hereto and made a part hereof, which area is hereinafter referred to as the "Contract Area"; and

WHEREAS, PERTAMINA wishes to promote the development of the Contract Area and (CONTRACTOR) desires to join and assist PERTAMINA in accelerating the exploration and development of the potential resources within the Contract Area; and

WHEREAS, (CONTRACTOR) has the financial ability, technical competence and professional skills necessary to carry out the Petroleum Operations hereinafter described; and

WHEREAS, in accordance with Law No. 44 Prp/1960 and Law No. 8/1971, cooperative agreements in the form of a Production Sharing Contract may be entered into in the sector of oil and gas between PERTAMINA and foreign capital investors;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

SECTION I

SCOPE AND DEFINITIONS

1. SCOPE

This Contract is a Production Sharing Contract. In accordance with the provisions herein contained, PERTAMINA shall have and be responsible for the management of the operations contemplated hereunder.

(CONTRACTOR) shall be responsible to PERTAMINA for the execution of such operations in accordance with the provisions of this Contract, and is hereby appointed and constituted the exclusive company to conduct Petroleum Operations. (CONTRACTOR) shall provide all the financial and technical assistance required for such operations. (CONTRACTOR) shall carry the risk of Operating Costs required in carrying out operations and shall therefore have an economic interest in the development of the Petroleum deposits in the Contract Area. Such costs shall be included in Operating Costs recoverable as provided in Section VI. Except as may otherwise be provided in this Contract, in the Accounting Procedure attached hereto, or by written agreement of PERTAMINA, (CONTRACTOR) will not incur interest expenses to finance

its operations hereunder. During the term of this Contract, the total production achieved in the conduct of such operations shall be divided in accordance with the provisions of Section VI hereof.

2. DEFINITIONS

In the text of this Contract, the words and terms defined in Article 1 of Law No. 44 Prp/1960 shall have the meaning in accordance with such definitions.

2.1. Contract Area means the area within the statutory mining territory of Indonesia covered by the "Authority to Mine" which is the subject of this Contract, which Contract Area is described and outlined in Exhibits "A" and "B" attached hereto and made a part hereof.

2.2. Petroleum means mineral oil and gas, hereinafter called Crude Oil and Natural Gas as defined in Law No. 44 Prp/1960.

2.3. Crude Oil means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.

2.4. Natural Gas means all gaseous hydrocarbons produced from wells, including wet mineral gas, dry mineral gas, casinghead gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

2.5. Petroleum Operations means all exploration, development, extraction, producing, transportation and marketing operations authorized or contemplated under this Contract.

2.6. Operating Costs means expenditures made and obligations incurred in carrying out Petroleum Operations hereunder determined in accordance with the accounting procedure attached hereto and made a part hereof.

2.7. Force Majeure means delays or defaults in performance under this Contract caused by circumstances beyond the control and without the fault or negligence of (CONTRACTOR) and/or PERTAMINA that may affect economically or otherwise the continuing of operations under this Contract, including but not restricted to acts of God or the public enemy, perils of navigation, fire, hostilities, war (declared or undeclared), blockade, labor disturbances, strikes, riots, insurrections, civil commotion, quarantine restrictions, epidemics, storms, earthquakes, or accidents.

2.8. Effective Date means the date of the approval of this Contract by the Government of the Republic of Indonesia in accordance with the provisions of the applicable law.

2.9. Barrel means a quantity or unit of oil, forty-two (42) United States gallons at the temperature of sixty (60) degrees Fahrenheit.

2.10. Work Program means a statement itemizing the Petroleum Operations to be carried out in the Contract Area as set forth in Section IV.

2.11. Budget of Operating Costs means cost estimates of all items included in the Work Program.

2.12. Foreign Exchange means currency other than that of the Republic of Indonesia but acceptable to PERTAMINA and to the Republic of Indonesia and to (CONTRACTOR).

2.13. Calendar Year or "Year" means a period of twelve (12) months commencing with January 1 and ending on the following December 31, according to the Gregorian Calendar.

2.14. Contract Year means a period of twelve (12) consecutive months according to the Gregorian Calendar

counted from the Effective Date of this Contract or from the anniversary of such Effective Date.

2.15. Affiliated Company or "Affiliate" means a company or other entity that controls, or is controlled by a Party to this Contract, or a company or other entity which controls or is controlled by a company or other entity which controls a Party to this Contract, it being understood that control shall mean ownership by one company or entity of at least 50% of (a) the voting stock, if the other company is a corporation issuing stock, or (b) the control rights or interests, if the other entity is not a corporation.

SECTION II

TERM

1.1 The term of this Contract shall be thirty (30) years as from the Effective Date.

1.2 If at the end of the initial six (6) years as from the Effective Date no Petroleum in commercial quantities is discovered in the Contract Area, this Contract shall automatically terminate in its entirety.

1.3 If Petroleum is discovered in any portion of the Contract Area within the initial six (6) years' period, which in the judgment of PERTAMINA and (CONTRACTOR) can be produced commercially, based on consideration of all pertinent operating and financial data, then as to that particular portion of the Contract Area development will commence. In other portions of the Contract Area exploration may continue concurrently without prejudice to the provisions of Section III regarding the exclusion of areas.

SECTION III

EXCLUSION OF AREAS

1.1 On or before the end of the initial two Contract Years' period as from the Effective Date, (CONTRACTOR) shall surrender twenty-five percent (25%) of the original Contract Area.

1.2 On or before the end of the fourth Contract Year, (CONTRACTOR) shall surrender an additional area equal to twenty-five percent (25%) of the original total Contract Area.

1.3 On or before the end of the sixth Contract Year (CONTRACTOR) shall surrender an additional area so that the area retained thereafter shall not be in excess of three thousand and twenty-six (3026) square kilometers, or twenty percent (20%) of the original total Contract Area, whichever is less.

1.4 (CONTRACTOR's) obligations to surrender parts of the original Contract Area under the preceding provisions shall not apply to any part of the Contract Area corresponding to the surface area of any field in which Petroleum has been discovered.

1.5 With regard to the remaining portion of the Contract Area left after the mandatory surrender as set forth in Subsection 1.3 above, PERTAMINA and (CONTRACTOR) shall maintain a reasonable exploration effort. If in respect of any part of such remaining portion of the Contract Area (CONTRACTOR) does not during two (2) consecutive years submit an exploration program, such part of the Contract Area shall be considered automatically surrendered.

1.6 Upon thirty (30) days' written notice to PERTAMINA prior to the end of the second Contract Year and prior to the end of any succeeding Contract Year,

(CONTRACTOR) shall have the right to surrender any portion of the Contract Area, and such portion shall then be credited against that portion of the Contract Area which (CONTRACTOR) is next required to surrender under the provisions of Subsection 1.1, 1.2 and 1.3 hereof.

1.7 (CONTRACTOR) shall advise PERTAMINA in advance of the date of surrender of the portion to be surrendered. For the purpose of such surrenders, (CONTRACTOR) and PERTAMINA shall consult with each other regarding the shape and size of each individual portion of the areas being surrendered; provided, however, that so far as reasonably possible, such portion shall each be of sufficient size and convenient shape to enable Petroleum Operations to be conducted thereon.

SECTION IV

WORK PROGRAM AND EXPENDITURES

1.1 (CONTRACTOR) shall commence Petroleum Operations hereunder not later than six (6) months after the Effective Date.

1.2 The amount to be spent by (CONTRACTOR) in conducting Exploration Operations pursuant to the terms of this Contract during the first six (6) Contract Years

following the Effective Date shall in the aggregate be not less than hereafter specified for each of these six (6) Contract Years as follows:

First Contract year	US Three Million, Five Hundred Thousand Dollars (US$3,500,000.00)
Second Contract Year	US Six Million, Five Hundred Thousand Dollars (US$6,500,000.00)
Third Contract Year	US Four Million, Five Hundred Thousand Dollars (US$4,500,000.00)
Fourth Contract Year	US Seven Million, Five Hundred Thousand Dollars (US$7,500,000.00)
Fifth Contract Year	US Eight Million Dollars (US$8,000,000.00)
Sixth Contract Year	US Ten Million Dollars (US$10,000,000.00)

If during any Contract Year (CONTRACTOR) should spend less than the amount of money required to be so expended, an amount equal to such under expenditure may, with PERTAMINA consent, be carried forward and added to the amount to be expended in the following Contract Year without prejudice to (CONTRACTOR's) rights hereunder. If during any Contract Year (CONTRACTOR) should expend more than the amount of money required to be so expended, the excess shall be subtracted from the amount of money to be so expended by (CONTRACTOR) during the succeeding Contract Years.

1.3 At least three (3) months prior to the beginning of each Calendar Year or at such other time as otherwise mutually agreed by the Parties (CONTRACTOR) shall prepare and submit for approval to PERTAMINA a Work Program and Budget of Operating Costs for the Contract Area setting forth the Petroleum Operations which (CONTRACTOR) proposes to carry out during the ensuing Calendar Year.

1.4 Should PERTAMINA wish to propose a revision as to certain specific features of said Work Program and Budget of Operating Costs, it shall within thirty (30) days after receipt thereof so notify (CONTRACTOR), specifying in reasonable details its reasons therefore. Promptly thereafter, the Parties will meet and endeavor to agree on the revisions proposed by PERTAMINA. In any event, any portion of the Work Program as to which PERTAMINA has not proposed a revision shall insofar as possible be carried out as prescribed herein.

1.5 It is recognized by the Parties that the details of a Work Program may require changes in the light of existing circumstances and nothing herein contained shall limit the right of (CONTRACTOR) to make such changes, provided they do not change the general

objective of the Work Program, nor increase the expenditures in the approved Budget of Operating Costs.

1.6 It is further recognized that in the event of emergency or extraordinary circumstances requiring immediate action, either Party may take all actions it deems proper or advisable to protect their interests and those of their respective employees and any costs so incurred shall be included in the Operating Costs.

1.7 PERTAMINA agrees that the approval of a proposed Work Program and Budget of Operating Costs will not be unreasonably withheld.

SECTION V

RIGHTS AND OBLIGATIONS OF THE PARTIES

1.1 Subject to the provisions of paragraphs (f), (g) and (h) of subsection 1.2 of this Section V:

1.2 (CONTRACTOR) shall:

(a) advance all necessary funds and purchase or lease all material, equipment and supplies required to be purchased or leased with Foreign Exchange pursuant to the Work Program;

(b) furnish all technical aid, including foreign

personnel, required for the performance of the Work Program, payment whereof requires Foreign Exchange;

(c) furnish such other funds for the performance of the Work Program that requires payment in Foreign Exchange, including payment to foreign third parties who perform services as a contractor;

(d) be responsible for the preparation and execution of the Work Program, which shall be implemented in a workmanlike manner and by appropriate scientific methods, and (CONTRACTOR) shall take the necessary precautions for protection of navigation and fishing and shall prevent extensive pollution of the sea or rivers. It is also understood that the execution of the Work Program shall be exercised so as not to conflict with Government obligations imposed on the Government by International Law;

(e) retain control to all leased property paid for with Foreign Exchange and brought into Indonesia, and be entitled to freely remove same therefrom;

(f) have the right to sell, assign, transfer, convey or otherwise dispose of all its rights and interests under this Contract to any Affiliated Company with the prior written conseht of PERTAMINA, which consent shall not be unreasonably with held;

(g) have the right to sell, assign, transfer, convey or otherwise dispose of any part of its rights and interests under this Contract to parties other than Affiliated Companies with the prior written consent of PERTAMINA which consent shall not be unreasonably with held;

(h) have the right to sell, assign, transfer, convey or otherwise dispose of all of its rights and interests under this Contract to parties other than Affiliated Companies with the prior written consent of PERTAMINA and the Government of the Republic of Indonesia, which consent shall not be unreasonably with held;

(i) have the right of ingress to and egress from the Contract Area and to and from facilities wherever located at all times;

(j) have the right to use and have access to, and PERTAMINA shall furnish all geological, geophysical, drilling, well, production and other information held by PERTAMINA or by any other governmental agency or enterprise, relating to the Contract Area including well location maps;

(k) have the right to use and have access to, and PERTAMINA shall make available, so far as possible all geological, geophysical, drilling, well, production and other information now or in the future

held by it or by any other governmental agency or enterprise relating to the areas adjacent to the Contract Area.

(l) submit to PERTAMINA copies of all such original geological, geophysical, drilling, well, production and other data and reports as it may compile during the term hereof;

(m) prepare and carry out plans and programs for industrial training and educational of Indonesians for all job classifications with respect to operations contemplated hereunder;

(n) have the right during the term hereof to freely lift, dispose of and export its share of Petroleum and retain abroad the proceeds obtained therefrom;

(o) appoint an authorized representative for Indonesia with respect to this Contract, who shall have an office in Jakarta;

(p) after commercial production commences, fulfill its obligation towards the supply of the domestic market in Indonesia. (CONTRACTOR) agrees to sell and deliver to PERTAMINA a portion of the share of the Crude Oil to which it is entitled pursuant to sub-section 1.3 of Section VI calculated for each Calendar Year as follows:

(i) multiply the total quantity of Crude Oil produced from the Contract Area by a fraction the numerator of which is the total quantity of Crude Oil to be supplied and the denominator is the entire Indonesian production of Crude Oil of all petroleum companies;

(ii) compute twenty-five percent (25%) of the total quantity of Crude Oil produced from the Contract Area;

(iii) multiply the lowest quantity computed either under (i) or (ii) by 34.0909%.

The quantity of Crude Oil computed under (iii) shall be the maximum quantity to be supplied by (CONTRACTOR) in any Calendar Year pursuant to this paragraph;

(q) the price at which such Crude Oil shall be delivered and sold hereunder shall be 20 US cents per Barrel f.o.b. point of export. (CONTRACTOR) shall not be obligated to transport such Crude Oil beyond the point of export but upon request (CONTRACTOR) shall assist in arranging transportation and such assistance shall be without cost or risk to (CONTRACTOR).

Not withstanding the foregoing, for a period of five (5) consecutive Calendar Years starting with the Calendar Year of the first delivery of Crude Oil produced and saved from each new field in the

Contract Area, the fee per Barrel for the prorata quantity of Crude Oil supplied to the domestic market from each such new field shall be equal to the price determined in accordance with Section VI hereof for Crude Oil from such field taken for the recovery of Operating Costs. The proceeds in excess of twenty (20) United States cents per Barrel shall preferably be used to assist financing of continued exploration efforts by (CONTRACTOR) in the Contract Area or in other areas of the Republic of Indonesia if such opportunity exists. In case no such opportunity can be demonstrated to exist in accordance with good oil field practice, (CONTRACTOR) shall be free to use such proceeds at its own discretion;

(r) give preference to such goods and services which are produced in Indonesia or rendered by Indonesian nationals, provided such goods and services are offered at equally advantageous conditions with regard to quality, price, availability at the time and in the quantities required;

(s) pay to the Government of the Republic of Indonesia the Indonesian Corporate Tax and the tax on Interest, Dividend and Royalty imposed on it pursuant to the Indonesian Tax Laws.

(CONTRACTOR) shall comply with the requirements of

the law in particular with respect to the filing of returns, assessment of tax and keeping and showing of books and records.

1.3 PERTAMINA shall:

(a) have and be responsible for the management of the operations contemplated hereunder; however, PERTAMINA shall assist and consult with (CONTRACTOR) with a view to the fact that (CONTRACTOR) is responsible for the Work Program;

(b) except with respect to (CONTRACTOR's) obligation to pay Indonesian Corporate Tax and the tax on Interest, Dividend and Royalty as set forth at Subsection 1.2 (s) of this Section V, assume and discharge other Indonesian taxes of (CONTRACTOR) including transfer tax, import and export duties on materials, equipment and supplies brought into Indonesia by (CONTRACTOR), its contractors and subcontractors; exaction in respect of property, capital, net worth, operations, remittances or transactions including any tax or levy on or in connection with operations performed hereunder by (CONTRACTOR). PERTAMINA shall not be obliged to pay (CONTRACTOR's) Indonesian Corporate Tax and the tax on Interest, Dividend and Royalty, nor taxes on tobaccos, liquor and

personnel income tax; and Corporate Tax and other taxes not listed above of contractors and sub-contractors. The obligations of PERTAMINA hereunder shall be deemed to have been complied with by the delivery to (CONTRACTOR) within one hundred and twenty (120) days after the end of each Calendar Year, of documentary proof in accordance with the Indonesian fiscal laws that liability for the above mentioned taxes has been satisfied, except that with respect to any of such liabilities which (CONTRACTOR) may be obliged to pay directly, PERTAMINA shall reimburse it only out of its share of production hereunder within sixty (60) days after receipt of invoice therefore. PERTAMINA should be consulted prior to payment of such taxes by (CONTRACTOR) or by any other party on (CONTRACTOR's) behalf.

(c) otherwise assist and expedite (CONTRACTOR's) execution of the Work Program by providing facilities, supplies and personnel including, but not limited to, supplying or otherwise making available all necessary visas, work permits, transportation, security protection and rights of way and easements as may be requested by (CONTRACTOR) and made

available from the resources under PERTAMINA's control. In the event such facilities, supplies or personnel are not readily available, then PERTAMINA shall promptly secure the use of such facilities, supplies and personnel from alternative sources. Expenses thus incurred by PERTAMINA at (CONTRACTOR's) request shall be reimbursed to PERTAMINA by (CONTRACTOR) and included in the Operating Costs. Such reimbursements will be made in United States Dollars computed at the rate of exchange extended by the Indonesian Government to Petroleum Companies at the time of conversion. (CONTRACTOR) shall advance to PERTAMINA before the beginning of each annual Work Program a minimum amount of seventy-five thousand U.S. Dollars (US$75,000.00) for the purpose of enabling PERTAMINA to meet rupiah expenditures incurred pursuant to this paragraph (c). If at any time during the annual Work Program period, the minimum amount advanced under this paragraph (c) has been fully expended, separate additional advance payment as may be necessary to provide for rupiah expenses estimated to be incurred by PERTAMINA during the balance of such annual Work Program period will be made. If any amount advanced hereunder is not

expended by PERTAMINA by the end of an annual Work Program period, such unexpended amount shall be credited against the minimum amount to be advanced pursuant to this paragraph (c) for the succeeding annual Work Program period;

(d) ensure that at all times during the term hereof sufficient rupiah funds shall be available to cover the rupiah expenditure necessary for the execution of the Work Program;

(e) have title to all original data resulting from the Petroleum Operations including but not limited to geological, geophysical, petrophysical, engineering, well logs and completion, status reports and any other data as (CONTRACTOR) may compile during the term hereof; provided, however, that all such data shall not be disclosed to third parties without informing (CONTRACTOR) and giving (CONTRACTOR) the opportunity to discuss the disclosure of such data if (CONTRACTOR) so desires and further provided that (CONTRACTOR) may retain copies of such data;

(f) to the extent that it does not interfere with (CONTRACTOR's) performance of the Petroleum Operations, use the equipment which becomes its property by virtue of this Contract solely for the Petroleum Operations envisaged under this Contract and if

PERTAMINA wishes to use such equipment for any alternative purpose, then PERTAMINA shall first consult (CONTRACTOR);

SECTION VI

RECOVERY OF OPERATING COSTS AND HANDLING OF PRODUCTION

CRUDE OIL:

1.1. (CONTRACTOR) is authorized by PERTAMINA and obligated to market all Crude Oil produced and saved from the Contract Area subject to the provisions hereinafter set forth.

1.2. (CONTRACTOR) will recover all Operating Costs out of the sales proceeds or other disposition of the required quantity of Crude Oil equal in value to such Operating Cost which is produced and saved hereunder and not used in Petroleum Operations. Except as provided in paragraphs (d) and (e) of Subsection 1.1 Section VII, (CONTRACTOR) shall be entitled to take and receive and freely export such Crude Oil. For purposes of determining the quantity of Crude Oil delivered to (CONTRACTOR) required to recover said Operating Costs, the weighted average price of all Crude Oil produced and sold from the Contract Area during the Calendar Year will be used, excluding however deliveries made pursuant to Subsection 1.2 paragraph (p) of Section V. If, in any

Calendar Year, the Operating Costs exceed the value of the Crude Oil produced and saved hereunder and not used in Petroleum Operations, then the unrecovered excess shall be recovered in succeeding years.

1.3. Of the Crude Oil remaining after deducting Operating Costs, PERTAMINA shall be entitled to take and receive 65.9091% and (CONTRACTOR) shall be entitled to take and receive 34.0909%.

1.4. Title to (CONTRACTOR's) portion of Crude Oil under sub-section 1.3 of this Section VI as well as to such portion of Crude Oil exported and sold to recover Operating Costs shall pass to (CONTRACTOR) at the point of export, or, in the case of oil delivered to PERTAMINA pursuant to sub-section 1.2 paragraph (p) of Section V or otherwise, at the point of delivery.

1.5. (CONTRACTOR) will use its best reasonable efforts to market the Crude Oil to the extent markets are available. Either Party shall be entitled to take and receive their respective portion in kind.

1.6. If PERTAMINA elects to take any of its portion of Crude Oil in kind, it shall so advise (CONTRACTOR) in writing not less than ninety (90) days prior to the commencement of each semester of each Calendar Year specifying the

quantity which it elects to take in kind, such notice to be effective for the ensuing semester of each Calendar Year (provided, however, that such election shall not interfere with the proper performance of any Crude Oil sales agreement for petroleum provided within the Contract Area which (CONTRACTOR) has executed prior to the notice of such election). Failure to give such notice shall be conclusively deemed to evidence the election not to take in kind. Any sale of PERTAMINA's portion of Crude Oil shall not be for a term of more than one Calendar Year without PERTAMINA's consent.

1.7. Notwithstanding anything to the contrary elsewhere contained in this Contract, (CONTRACTOR) may recover an investment credit amounting to 20% of the capital investment cost directly required for developing Crude Oil production facilities out of deduction from gross production before recovering Operating Cost, in the earliest production Year before tax deduction (to be paid in advance in such production Year), provided that for the development project concerned the quantity of Crude Oil to which PERTAMINA is entitled pursuant to Subsection 1.3 of this Section VI together with fifty-six percent (56%) of the quantity to which (CONTRACTOR) is entitled pursuant to the said Subsection represents not less than forty-nine percent (49%)

of cumulative production over the project life period. This incentive may also be applied to new secondary recovery projects but is not applicable to "interim production schemes" or further investments to enhance production and reservoir drainage within the primary production phase.

NATURAL GAS:

2.1. Any Natural Gas produced from the Contract Area to the extent not used in Petroleum Operations hereunder, may be flared if the processing and utilization thereof is not economical. Such flaring shall be permitted to the extent that gas is not required to effectuate the maximum economic recovery of Petroleum by secondary recovery operations, including repressuring and recycling.

2.2 Should PERTAMINA and (CONTRACTOR) consider that the processing and utilization of Natural Gas is economical and choose to participate in the processing and utilization thereof, in addition to that used in secondary recovery operations, then the construction and installation of facilities for such processing and utilization shall be carried out pursuant to an approved Work Program. It is hereby agreed that all costs and revenues derived

from such processing, utilization and sale of Natural Gas shall be treated on a basis equivalent to that provided for herein concerning Petroleum Operations and disposition of Crude Oil, except of the Natural Gas, or the propane and butane fractions extracted from Natural Gas but not spiked in Crude Oil, remaining after deducting Operating Costs associated with the Natural Gas operations as stipulated in Exhibit C, PERTAMINA shall be entitled to take and receive 31.8182% and (CONTRACTOR) shall be entitled to take and receive 68.1818%.

2.3 In the event, however, (CONTRACTOR) considers that the processing and utilization of Natural Gas is not economical, then PERTAMINA may choose to take and utilize such Natural Gas that would otherwise be flared, all costs of taking and handling to be for the sole account and risks of PERTAMINA.

SECTION VII

VALUATION OF CRUDE OIL

1.1 Crude Oil sold to third parties shall be valued as follows:

(a) All Crude Oil taken by (CONTRACTOR) including its share and the share for the recovery of Operating Costs, and sold to third parties shall be valued at the net realized price f.o.b. Indonesia received by (CONTRACTOR) for such Crude Oil.

(b) All of PERTAMINA's Crude Oil taken by (CONTRACTOR) and sold to third parties shall be valued at the net realized price f.o.b. Indonesia received by (CONTRACTOR) for such Crude Oil.

(c) PERTAMINA shall be duly advised before the sales referred to in paragraphs (a) and (b) of this Subsection are made.

(d) Subject to any existing Crude Oil sales agreement, if a more favorable net realized price is available to PERTAMINA for the Crude Oil referred to in paragraphs (a) and (b) of this Subsection, except (CONTRACTOR's) share of Crude Oil, then PERTAMINA shall so advise (CONTRACTOR) in writing not less than ninety (90) days prior to the commencement of the deliveries under PERTAMINA's proposed sales contract. Forty-five (45) days prior to the start of such deliveries, (CONTRACTOR) shall notify PERTAMINA regarding (CONTRACTOR's) intention to meet the more favorable net realized price in relation to the quantity and period of delivery concerned in said proposed sales contract. In the absence

of such notice, PERTAMINA shall market said Crude Oil.

(e) PERTAMINA's marketing of such Crude Oil as referred to in paragraph (d) of this Subsection shall continue until forty-five (45) days after PERTAMINA's net realized price on said Crude Oil becomes less favorable. (CONTRACTOR's) obligation to market said Crude Oil shall not apply until after PERTAMINA has given (CONTRACTOR) at least forty-five (45) days advance notice of its desire to discontinue such sales. As long as PERTAMINA is marketing the Crude Oil referred to above, it shall account to (CONTRACTOR), on the basis of the more favorable net realized price.

(f) Without prejudice to any of the provisions of Section VI and Section VII, (CONTRACTOR) may at its option transfer to PERTAMINA during any Calendar Year the right to market any Crude Oil which is in excess of (CONTRACTOR's) normal and contractual requirements provided that the price is not less than the net realized price from the Contract Area. PERTAMINA's request stating the quantity and expected loading date must be submitted in writing at least thirty (30) days prior to lifting said Crude Oil. Such lifting must not interfere with (CONTRACTOR's) scheduled tanker movements. PERTAMINA shall account to (CONTRACTOR) in respect of any sale made by it hereunder.

(g) PERTAMINA shall have the option, in any Year in which the quantity of Petroleum to which it is entitled pursuant to Subsection 1.3. of Section VI hereof is less than 50% of the total production by 90 days' written notice in advance of that Year, to market for the account of CONTRACTOR, at the price provided for in Section VII hereof for the recovery of Operating Costs, a quantity of Petroleum which together with PERTAMINA's entitlement under Subsection 1.3. of Section VI equals fifty percent of the total petroleum produced and saved from the Contract Area.

1.2. Crude Oil sold to other than third parties shall be valued as follows:

(a) by using the weighted average per unit price received by (CONTRACTOR) and PERTAMINA from sales to third parties excluding, however, commissions and brokerages paid in relation to such third party sales during the three (3) months preceding such sale adjusted as necessary for quality, grade and gravity;

(b) if no such third party sales have been made during such period of time, then on the basis used to value Indonesian Crude Oil of similar quality, grade and gravity and taking into consideration any special circumstances with respect to sales of such Indonesian Crude Oil.

1.3. Third party sales referred to in this Section VII shall mean sales by (CONTRACTOR) to purchasers independent of (CONTRACTOR), that is purchasers with whom (at the time the sale is made) (CONTRACTOR) has no contractual interest involving directly or indirectly any joint interest.

1.4. Commissions or brokerages incurred in connection with sales to third parties, if any, shall not exceed the customary and prevailing rate.

1.5. During any given Calendar Year, the handling of production (i.e. the implementation of the provisions of Section VI hereof) and the proceeds thereof shall be provisionally dealt with on the basis of the relevant Work Program and Budget of Operating Costs, based upon estimates of quantities of Petroleum to be produced, of internal consumption in Indonesia, of marketing possibilities, of prices and other sale conditions as well as of any other relevant factor. Within thirty (30) days after the end of said given year, adjustments and cash settlements between the Parties shall be made on the basis of the actual quantities, amounts and prices involved, in order to comply with the provisions of this Contract.

1.6. In the event the Petroleum Operations involve the segregation of Crude Oils of different quality and/or grade and

if the Parties do not otherwise mutually agree:

(a) any and all provisions of this Contract concerning evaluation of Crude Oil shall separately apply to each segregated Crude Oil;

(b) each Crude Oil produced and segregated in a given Year shall contribute to:

(i) the "required quantity" destined in such Year to the recovery of all Operating Costs pursuant to Section VI, Subsection 1.2 hereof;

(ii) the "required quantity" of Crude Oil to which a Party is entitled in such Year pursuant to Section VI, Subsection 1.3 hereof;

(iii) the "required quantity" of Crude Oil which (CONTRACTOR) agrees to sell and deliver in such Year for domestic consumption in Indonesia pursuant to paragraph (p) of Subsection 1.2 of Section V hereof, out of the share of Crude Oil to which it is entitled pursuant to Section VI, Subsection 1.3;

with quantities, each of which shall bear to the respective "required quantity" (referred to in (i) or (ii) or (iii) above) the same proportion as the quantity of such Crude Oil produced and segregated in such given Year bears to the total quantity of Crude Oil produced in such Year from the Contract Area.

SECTION VIII

COMPENSATION AND PRODUCTION BONUS

1.1 (CONTRACTOR) shall pay to PERTAMINA as compensation for information now held by PERTAMINA the sum of One Million, Five Hundred Thousand U.S. Dollars (US$1,500,000.00), after approval of this Contract by the Government of the Republic of Indonesia in accordance with the provisions of applicable law. Such payment shall be due thirty (30) days after PERTAMINA furnishes to (CONTRACTOR) an authenticated copy of such approval.

1.2 (CONTRACTOR) shall pay to PERTAMINA the sum of Five Million U.S. Dollars (US$5,000,000.00) ninety (90) days after the end of the first Calendar Year in which the value of (CONTRACTOR's) portion of the Crude Oil produced and saved and not used in Petroleum Operations exceeds recoverable costs and (CONTRACTOR's) income taxes paid and due.

1.3 (CONTRACTOR) shall pay to PERTAMINA the sum of Two Million, Five Hundred Thousand U.S. Dollars (US$2,500,000.00) after daily production from the Contract Area averages twenty-five thousand Barrels per day for a period of one hundred and twenty (120) consecutive days; and (CONTRACTOR) shall pay to PERTAMINA the sum of Five Million U.S. Dollars (US$5,000,000.00) after daily production from the Contract

Area averages fifty thousand Barrels per day for a period of one hundred and twenty (120) consecutive days; and (CONTRACTOR) shall pay to PERTAMINA the sum of Five Million U.S. Dollars (US$5,000,000.00) after daily production from the Contract Area averages seventy-five thousand Barrels per day for a period of one hundred and twenty (120) consecutive days; and (CONTRACTOR) shall pay to PERTAMINA the sum of Fourteen Million U.S. Dollars (US$14,000,000.00) after daily production from the Contract Area averages one hundred thousand Barrels per day for a period of one hundred and twenty (120) consecutive days.

1.4 Such compensation and production bonus payments shall be solely borne by (CONTRACTOR) and not included in the Operating Costs.

SECTION IX
PAYMENTS

1.1 All payments which this Contract obligates (CONTRACTOR) to make to PERTAMINA or the Government of the Republic of Indonesia shall be made in U.S. dollars currency at a bank to be designated by each of them and agreed upon by the Bank of Indonesia or, at (CONTRACTOR's) election, other currency acceptable to them, except that

(CONTRACTOR) may make such payments in Indonesian rupiahs to the extent that such currencies are realized as a result of the domestic sale of Crude Oil or Natural Gas or Petroleum products, if any. All such payments shall be translated at the rate applicable to all petroleum companies carrying on business in Indonesia.

1.2 All payments due to (CONTRACTOR) shall be made in United States Dollars or at PERTAMINA's election, other currencies acceptable to (CONTRACTOR) at a bank to be designated by (CONTRACTOR).

1.3 Except as may be otherwise specifically provided for herein, any payments required to be made pursuant to this Contract shall be made within thirty (30) days following the end of the month in which the obligation to make such payments occurs.

SECTION X
TITLE TO EQUIPMENT

1.1 Equipment purchased by (CONTRACTOR) pursuant to the Work Program becomes the property of PERTAMINA (in case of import, when landed at the Indonesian ports of import) and will be used in Petroleum Operations hereunder.

1.2 The provisions of Subsection 1.1 of this Section X shall not apply to leased equipment belonging to foreign third parties who perform services as a contractor which equipment may be freely exported from Indonesia.

SECTION XI

CONSULTATION AND ARBITRATION

1.1 Periodically, PERTAMINA and (CONTRACTOR) shall meet to discuss the conduct of the Petroleum Operations envisaged under this Contract and will make every effort to settle amicably any problem arising therefrom.

1.2 Disputes, if any, arising between PERTAMINA and (CONTRACTOR) relating to this Contract or the interpretation and performance of any of the clauses of this Contract, and which cannot be settled amicably, shall be submitted to the decision of arbitration.

PERTAMINA on the one hand and (CONTRACTOR) on the other hand shall each appoint one arbitrator and so advise the other Party and these two arbitrators will appoint a third. If either Party fails to appoint an arbitrator within thirty (30) days after receipt of a written request to do so, such arbitrator shall, at the request of the other Party, if the Parties do not otherwise agree, be appointed

by the President of the International Chamber of Commerce. If the first two arbitrators appointed as aforesaid fail to agree on a third within thirty (30) days following the appointment of the second arbitrator, the third arbitrator shall, if the Parties do not otherwise agree, be appointed, at the request of either Party, by the President of the International Chamber of Commerce. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds.

1.3 The decision of a majority of the arbitrators shall be final and binding upon the Parties.

1.4 In the event the arbitrators are unable to reach a decision, the dispute shall be referred to Indonesian Courts of Law for settlement.

1.5 Except as provided in this Section, arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce.

SECTION XII

EMPLOYMENT AND TRAINING OF INDONESIAN PERSONNEL

1.1 (CONTRACTOR) agrees to employ qualified Indonesian personnel in its operations and after commercial production commences

will undertake the schooling and training of Indonesian personnel for labor and staff positions including administrative and executive management positions. At such time, (CONTRACTOR) shall also consider with PERTAMINA a program of assistance for training of PERTAMINA's personnel.

1.2 Costs and expenses of training Indonesian personnel for its own employment shall be included in Operating Costs. Costs and expenses for a program of training for PERTAMINA's personnel shall be borne on a basis to be agreed by PERTAMINA and (CONTRACTOR).

SECTION XIII
TERMINATION

1.1 This Contract cannot be terminated during the first two (2) Contract Years as from the Effective Date, except by Provisions as stipulated in Subsection 1.3 hereunder.

1.2 At any time following the end of the second Contract Year as from the Effective Date, if in the opinion of (CONTRACTOR) circumstances do not warrant continuation of the Petroleum Operations, (CONTRACTOR) may, by giving written notice to that effect to PERTAMINA and after consultation with PERTAMINA, relinquish its rights and be relieved of its

obligations pursuant to this Contract, except such rights and obligations as related to the period prior to such relinquishment.

1.3 Without prejudice to the provisions stipulated in Subsection 1.1 hereinabove, either Party shall be entitled to terminate this Contract in its entirety by ninety (90) days' advance written notice if a major breach of Contract is committed by the other Party, provided that conclusive evidence thereof is proved by arbitration or final court decision as stipulated in Section XI.

SECTION XIV

BOOKS AND ACCOUNTS AND AUDITS

1. BOOKS AND ACCOUNTS

Subject to the requirements of Subsection 1.2 (s) of Section V, PERTAMINA shall be responsible for keeping complete books and accounts with the assistance of (CONTRACTOR) reflecting all Operating Costs as well as monies received from the sale of Crude Oil, consistent with modern petroleum industry practices and proceedings as described in Exhibit "C" attached hereto. Should there be any inconsistency between the provisions of this Contract, and the provisions of Exhibit "C" then the

provisions of Subsection 1.2 of Section VI of this Contract shall prevail. Until such time that commercial production commences, however, PERTAMINA delegates to (CONTRACTOR) its obligations to keep books and accounts.

2. AUDITS

2.1 (CONTRACTOR) shall have the right to inspect and audit PERTAMINA's books and accounts relating to this Contract for any Calendar Year within the one (1) Year period following the end of such Calendar Year. Any such audit will be satisfied within twelve (12) months after its commencement. Any exception must be made in writing within sixty (60) days following the end of such audit and failure to give such written exception within such time shall establish the correctness of PERTAMINA's books and accounts.

2.2 PERTAMINA and the Government of the Republic of Indonesia shall have the right to inspect and audit (CONTRACTOR's) books and accounts relating to this Contract for any Calendar Year covered by this Contract. Any exception must be made in writing within sixty (60) days following the completion of such audit.
In addition, PERTAMINA and the Government of the Republic of Indonesia may require (CONTRACTOR) to

engage its independent accountants to examine, in accordance with generally accepted auditing standards, the (CONTRACTOR's) books and accounts relating to this Contract for any Calendar Year or perform such auditing procedures as deemed appropriate by PERTAMINA. A copy of the independent accountant's report or any exceptions shall be forwarded to PERTAMINA within sixty (60) days following the completion of such audit.

SECTION XV
OTHER PROVISIONS

1. NOTICES

Any notices required or given by either Party to the other shall be deemed to have been delivered when properly acknowledged for receipt by the receiving Party.

All such notices shall be addressed to:

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
Jalan Merdeka Timur 1-A
Jakarta, Indonesia.

(CONTRACTOR): KERR-McGEE OF INDONESIA, INC.
KERR-McGEE CENTER
P.O.Box 25861, Oklahoma City,
Oklahoma, 73125, U.S.A.

2. LAWS AND REGULATIONS

2.1 The laws of the Republic of Indonesia shall apply to this Contract;

2.2 No term or provisions of this Contract, including the agreement of the Parties to submit to arbitration hereunder, shall prevent or limit the Government of the Republic of Indonesia from exercising its inalienable rights.

3. SUSPENSION OF OBLIGATIONS

3.1 Any failure or delay on the part of either Party in the performance of their obligations or duties hereunder shall be excused to the extent attributable to Force Majeure.

3.2 If operations are delayed, curtailed or prevented by such causes, then the time for carrying out the obligations thereby affected, the term of this Contract and all rights and obligations hereunder shall be extended for a period equal to the period thus involved.

3.3 The Party whose ability to perform its obligations is so affected shall notify the other Party thereof in writing, stating the cause and both Parties shall do all reasonably within their power to remove such cause.

4. PROCESSING OF PRODUCTS

4.1 (CONTRACTOR) shall be willing to consider to come to another Contract or Loan Agreement for the processing of products derived from the Petroleum Operations hereunder, on mutually agreeable terms.

4.2 Within the framework of the preceding principle, (CONTRACTOR) would agree on the conditions stated below to have refined in Indonesia 28.57 percent of the share of Crude Oil to which it is entitled pursuant to Subsection 1.3. of Section VI hereof and, should no refining capacity be available therefor, to set up a corresponding refining capacity for that purpose. The conditions above referred to are that:

(a) PERTAMINA has first requested (CONTRACTOR) thereto;

(b) (CONTRACTOR's) share of Crude Oil pursuant to Subsection 1.3. of Section VI hereof be not less than One Hundred and Fifty Thousand (150,000) Barrels per day; and

(c) if refining capacity has to be erected, that the setting up and use of such refining capacity be economical in the judgement of the Parties.

4.3 It is further agreed that (CONTRACTOR) may in lieu

of setting up such refining capacity, but subject to the same conditions, make an equivalent investment in another project related to petroleum or petro-chemical industries.

4.4 Petroleum to be delivered to such facilities would be sold by (CONTRACTOR) at the net realized prices f.o.b. Indonesia received by (CONTRACTOR) established pursuant to Section VII hereof or at another mutually agreed price.

5. T E X T

This Contract is drawn up in the English and Indonesian languages. If any questions regarding the interpretation of the two texts arises, then the English text shall prevail.

SECTION XVI

PARTICIPATION

1. PERTAMINA shall have the right to demand from (CONTRACTOR) that a ten percent (10%) undivided interest in the total rights and obligations under this Contract be offered to either a limited liability company to be designated by PERTAMINA, the shareholders of which shall be Indonesian Nationals, or to an Indonesian entity to be designated

by PERTAMINA (both hereinafter called "The Indonesian Participant").

2. The right referred to in Subsection 1 of this Section XVI shall lapse unless exercised by PERTAMINA not later than three (3) months after (CONTRACTOR's) notification by registered letter to PERTAMINA of its first discovery of Petroleum in the Contract Area, which in the judgment of (CONTRACTOR) after consultation with PERTAMINA can be produced commercially. PERTAMINA shall make its demand known to (CONTRACTOR) by registered letter.

3. (CONTRACTOR) shall make its offer by registered letter to the Indonesian Participant within one (1) month after receipt of PERTAMINA's registered letter referred to in Subsection 2 of this Section XVI. (CONTRACTOR's) letter shall be accompanied by a copy of this Contract and a draft Operating Agreement embodying the manner in which (CONTRACTOR) and the Indonesian Participant shall cooperate. The main principles of the draft Operating Agreement are contained in Exhibit "D" to this Contract.

4. The offer by (CONTRACTOR) to the Indonesian Participant shall be effective for a period of six (6) months. If the Indonesian Participant has not accepted this offer by registered letter to (CONTRACTOR) within the said

period, (CONTRACTOR) shall be released from the obligation referred to in this Section XVI.

5. In the event of acceptance by the Indonesian Participant of (CONTRACTOR's) offer, the Indonesian Participant shall be deemed to have acquired the undivided interest on the date of (CONTRACTOR's) notification to PERTAMINA referred to in Subsection 2 in this Section XVI, and the Indonesian Participant shall be liable for the proportional share of costs incurred thereafter.

6. 6.1 For the acquisition of a ten percent (10%) undivided interest in the total of the rights and obligations arising out of this Contract, the Indonesian Participant shall reimburse (CONTRACTOR) an amount equal to ten percent (10%) of the sum of Operating Costs which (CONTRACTOR) has incurred for and on behalf of its activities in the Contract Area up to the date of (CONTRACTOR's) notification to PERTAMINA mentioned in Subsection 2 of this Section XVI, ten percent (10%) of the compensation paid to PERTAMINA for information referred to in Subsection 1.1. of Section VIII of this Contract, and ten percent (10%) of the amounts referred to in Subsection 1.2 and 1.3 of Section VIII of this Contract.

6.2 At the option of the Indonesian Participant, the said amount shall be reimbursed:

(i) either by a transfer of the said amounts by the Indonesian Participant within three (3) months after the date of its acceptance of (CONTRACTOR's) offer referred to in Subsection 3 of this Section XVI, to (CONTRACTOR's) account with the banking institution to be designated by it, in the currency in which the relevant costs have been financed; or

(ii) by way of a "payment out of production" of fifty percent (50%) of the Indonesian Participant's production entitlements under this Contract valued in the manner as described in Section VII of this Contract, equal in total to one hundred fifty percent (150%) of the said amount and commencing as from the beginning of commercial production.

6.3 At the time of its acceptance of (CONTRACTOR's) offer, the Indonesian Participant shall state whether it wishes to reimburse in cash or out of production in the manner indicated in Subsection 2 under (i) and (ii) of this Section XVI.

SECTION XVII

EFFECTIVENESS

1.1. This Contract shall come into effect on the Effective Date.

1.2. This Contract shall not be annulled, amended or modified in any respect, except by the mutual consent in writing of the Parties thereto.

1.3. IN WITNESS WHEREOF, the Parties hereto have executed this Contract, in triplicate and in the English language, as of the day and year first above written.

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA

By ______________________

(CONTRACTOR):

KERR-McGEE OF INDONESIA, INC. (Operator)

By ______________________

QUINTANA INDONESIA LTD.

By ____________________

SAMEDAN OIL OF INDONESIA, INC.

By ____________________

WAINOCO INTERNATIONAL, INC.

By ____________________

APPROVED BY THE MINISTER OF MINES AND ENERGY

This 12th. day of FEBRUARY 1981

on behalf of the

GOVERNMENT OF THE REPUBLIC OF INDONESIA

By ____________________

F001126

EXHIBIT "A"

This Exhibit "A" is attached to and made an integral part of the Contract between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA and KERR-McGEE OF INDONESIA LTD., QUINTANA INDONESIA LTD., SAMEDAN OIL OF INDONESIA, INC., WAINOCO INTERNATIONAL, INC. dated the 12th day of FEB, 1981 in the onshore and offshore Bawean, Java Sea and the Contract Area herein described is shown on Exhibit "B" of this Contract.

DESCRIPTION OF CONTRACT AREA

Using the Geographic Coordinate System beginning at point A located at 05° 36' 23" South Latitude, 111° 49' 11" East Longitude, proceed eastward in a direct line to point B located at 05° 36' 23" South Latitude, 113° 05' 46" East Longitude, thence proceed southward in a direct line to point C located at 06° 00' 30" South Latitude, 113° 05' 46" East Longitude, thence proceed southward in a direct line to point D located at 06° 19' 57" South Latitude, 113° 05' 46" East Longitude, thence proceed westward in a direct line to point E located at 06° 19' 57" South Latitude, 112° 25' 05" East Longitude, thence proceed southward in a direct line to point F located at the intersection of the mean high tide shore line of northern Java and 112° 25' 05" East Longitude, thence proceed westerly following the mean high tide shore line to point G located at the intersection of the mean high tide shore line of northern Java and 111° 49' 11" East Longitude, thence proceed northward in a direct line to point A, point of beginning.

The Area described above shall consist of approximately 15.130 square kilometers.

F001127



MONCRIEF
A
B
C
D
E
F
G
P. Bawean
B A W E A N
15.130 sq. KM.
J A W A
P. MADURA
DIT. JEN. MIGAS.
BAG. HUKUM
ON & OFFSHORE
B A W E A N
SCALE 1 : 1.000.000.

EXHIBIT "B"

F001128

EXHIBIT "C"

Attached and made an integral part of the Contract between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA and KERR-McGEE OF INDONESIA, INC. (OPERATOR), QUINTANA INDONESIA LTD., SAMEDAN OIL OF INDONESIA, INC., WAINOCO INTERNATIONAL, INC. (CONTRACTOR), dated the 12th day of FEB. 1981.

ACCOUNTING PROCEDURE

Article 1

General Provisions

1. Definitions

The accounting procedure herein provided for is to be followed and observed in the performance of either Party's obligations under the Contract to which this Exhibit is attached. The definitions and terms appearing in this Exhibit "C" shall have the same meaning as those defined in said Contract.

2. Accounts and Statements

PERTAMINA'S and (CONTRACTOR'S), as the case may be, accounting records and books will be kept in accordance

with generally accepted and recognized accounting systems, consistent with modern petroleum industry practices and procedures. Books and reports will be maintained and prepared in accordance with methods established by PERTAMINA. The chart of accounts and related account definitions will be prescribed by PERTAMINA. Reports will be organized for the use of PERTAMINA in carrying out its management responsibilities under this contract.

Article II
Operating Costs

1. Definition

For any Year in which commercial production occurs, Operating Costs consist of a) current Year non-capital costs, b) current Year's depreciation for capital costs and c) current Year allowed recovery of prior year's unrecovered Operating Costs.

2. Non-capital Costs

Non-capital costs means those Operating Costs incurred that relate to current Year's operations. In addition to costs relating only to current operations, the costs of surveys and the intangible costs of drilling exploratory and development wells, as described in paragraph (c), (d) and (e) below, will be classified as non-capital costs.

Non-capital costs include, but are not limited to the following:

(a) Labor, materials and services used in day to day oil well operations, oil field production facilities operations, secondary recovery operations, storage handling transportation and delivery operations, gas well operations, gas field production facilities operations, gas transportation, and delivery operations, gas processing auxiliaries and utilities, and other operation activities, including repairs and maintenance.

(b) Office, services and general administration-General services including technical and related services, material services, transportation, rental of specialized and heavy engineering equipment, site rentals and other rentals of services and property, personnel expenses, public relations, and other expenses abroad.

(c) Production drilling - Labor, materials and services used in drilling wells with the object of penetrating a proven reservoir, including the drilling of delineation wells as well as redrilling, deepening or recompleting wells, and access roads leading directly to wells.

(d) Exploratory Drilling - Labor, materials and services used in the drilling of wells with the object of finding unproven reservoirs of oil and gas, and access roads leading directly to wells.

(e) Surveys - Labor, materials and services used in aerial, geological, topographical, geophysical and seismic surveys, and core hole drilling.

(f) Other exploration expenditures - Auxiliary or temporary facilities having lives of one year or less used in exploration and purchased geological and geophysical information.

3. Capital Costs

Capital Costs means expenditures made for items which normally have a useful life beyond the Year incurred. A reasonable annual allowance for depreciation of capital costs, computed as described in Article III Section 1, will be allowed as a recoverable operating cost for the current Year. Capital Costs include classification described herein but are not limited to the following specifications:

(a) Construction utilities and auxiliaries - Work shops, power and water facilities, warehouses, and field roads except the access roads mentioned in Paragraphs

2(c) and 2(d) above. Cost of oil jetties and anchorages, treating plants and equipment, secondary recovery systems, gas plants and steam systems.

(b) Construction housing and welfare - Housing, recreational facilities and other tangible property incidental to construction.

(c) Production Facilities - Offshore platforms (including the costs of labor, fuel, hauling and supplies for both the offsite fabrication and onsite installation of platforms, and other construction costs in erecting platforms and installing submarine pipelines), wellhead equipment, subsurface lifting equipment, production tubing, sucker rods, surface pumps, flow lines, gathering equipment, delivery lines and storage facilities.

(d) Movables - Surface and subsurface drilling and production tools, equipment and instruments, barges, floating craft, automotive equipment, aircraft, construction equipment, furniture and office equipment and miscellaneous equipment.

Article III

Accounting Methods To Be Used To Calculate

Recovery of Operating Costs

1. Depreciation

Depreciation will be calculated beginning the Year in which the asset is placed into service with a full Year's depreciation allowed the initial Year. The method used to calculate each Year's allowable recovery of capital costs is the double declining balance depreciation method.

A switchover to the straight line method is allowed whenever it becomes advantageous to the Contractor. The lives to be used for Crude Oil is one-half (50%) of the lives described as follows:

Construction utilities and auxiliaries	14 Years
Construction housing and welfare	20 Years
Production facilities	14 Years
Moveables:	
Automobiles	3 Years
Trucks-light (less than 13,000 pounds) and tractor units	4 Years
Trucks-heavy (more than 13,000 pounds) and trailers	6 Years
Buses	9 Years
Aircraft	6 Years
Railroad cars and locomotives	15 Years
Vessels, barges, tugs and similar water transportation equipment	18 Years

Drilling and production tools, equipment and instruments	14 Years
Construction equipment	6 Years
Furniture and office equipment	10 Years

The undepreciated balance of assets taken out of services will not be charged to Operating Costs but will continue depreciating based upon the lives described above, except where such assets have been subjected to unanticipated destruction, for example, by fire or accident.

2. Overhead Allocation

General and administrative costs, other than direct charges, allocable to this operation should be determined by a detailed study, and the method determined by such study shall be applied each year consistently. The method selected must be approved by PERTAMINA, and such approval can be reviewed periodically by PERTAMINA and the (CONTRACTOR).

3. Interest Recovery

Interest on loans obtained by a Party from Affiliates or parent companies or from third party non-affiliates at rates not exceeding prevailing commercial rates for capital investments in petroleum operations may be recoverable as Operating Costs. Details of any financing

plan and amounts must be included in each year's budget of Operating Costs for the prior approval of PERTAMINA.

All other financing must also be approved by PERTAMINA.

4. Gas Costs

Operating Costs directly associated with the production of Natural Gas will be directly chargeable against Natural Gas revenues in determining entitlements under Section VI subsection 2.2. Operating Costs incurred for production of both Natural Gas and Crude Oil will be allocated to Natural Gas and Crude Oil based on the relative value of the products produced for the current Year.

Common support costs will be allocated on an equitable basis agreed to by both parties.

If after commencement of production the Natural Gas revenues do not permit full recovery of Natural Gas costs, as outlined above, then the excess costs shall be recovered from Crude Oil revenues.

Likewise, if excess Crude Oil costs (Crude Oil costs less Crude Oil revenues) exists, this excess can be recovered from Natural Gas revenues.

If production of either Natural Gas or Crude Oil has commenced while the other has not, the allocable production costs and common support costs will be allocated in an equitable manner. Propane and butane fractions extracted from Natural Gas but not spiked in Crude Oil shall be deemed as Natural Gas for the purpose of accounting.

5. Inventory Accounting

The costs of non-capital items purchased for inventory will be recoverable at such time the items have landed in Indonesia.

6. Insurance and Claims

Operating Costs shall include premiums paid for insurance normally required to be carried for the Petroleum Operations relating to CONTRACTOR's obligations conducted under the Contract, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments, and other expenses, including fees relating to CONTRACTOR's obligation under the Contract.

E X H I B I T "D"

THIS EXHIBIT "D" IS ATTACHED TO AND MADE AN INTEGRAL PART OF THE CONTRACT BETWEEN PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA AND KERR-McGEE OF INDONESIA, INC. (OPERATOR), QUINTANA INDONESIA LTD., SAMEDAN OIL OF INDONESIA, INC. WAINOCO INTERNATIONAL, INC. (CONTRACTOR), DATED THE 12th DAY OF FEB., , 198_.

Memorandum on Participation

The Operating Contract between CONTRACTOR and the Indonesian Participant referred to in subsection 3 of Section XVI shall embody, inter alia, the following main principles:

1. CONTRACTOR shall be the sole Operator of the venture under properly defined rights and obligations.
2. Authorized representatives of both parties shall meet periodically for the purpose of conducting the venture's operations. All decisions shall be taken by majority vote based upon the parties' undivided ownership interest under the agreement, except in case of terminating the main agreement which decision shall require the unanimous consent of both parties. However, if either of the parties wishes to withdraw from the venture it shall transfer without cost its undivided interest to other party.
3. Both parties shall have the obligation to provide or cause to be provided their respective proportions of such finance and in such currencies as may be required from time to time by the Operator for

F001138

the operations envisaged under the main agreement. The effects of a party's failure to meet calls for funds within the prescribed time limits shall be provided.

4. The Operator shall prepare the annual work programmes and budgets which shall be submitted to the authorized representative of both parties for decision prior to their submission to PERTAMINA in accordance with the provisions of the main agreement.

5. In respect of any exploratory drilling operation a "non-consent" provision shall be made which assures the Indonesian Participant that it does not have to participate in such operation, if it were to disagree to the inclusion of such operation in the work programme and budget and which in case of success adequately compensates CONTRACTOR for the cost and risk incurred by the latter.

6. Subject to adequate lifting tolerances each party shall offtake at CONTRACTOR's point of export its production entitlement and its proportionate share of any portion of the Crude Oil which PERTAMINA elects not to take in kind, both as provided under the main agreement. However, if the Indonesian Participant is not in a position to market such

quantity wholly or partly it shall in respect of the quantity which it cannot market itself have the option under an adequate notification procedure: either to require CONTRACTOR (or its Associates if CONTRACTOR so desires) to purchase that quantity, or to lift the quantity at a later date under an adequate procedure.

7. In respect of any quantity to be purchased from the Indonesian Participant by CONTRACTOR (or its Associates), the price in respect of each quality of Crude Oil shall be:

   (i) for Crude Oil to be delivered for local consumption under the terms of the main agreement, twenty (20) United States Dollar cents per Barrel or as otherwise provided for in the main agreement,

   (ii) for all other Crude Oil the weighted average net realized price received by CONTRACTOR for comparable types and quantities sold by it during the Gregorian Calendar Year involved minus five percent (5%).

8. If natural gas (associated gas and non-associated gas) is encountered in commercial quantities, special provisions shall be drawn up having due regard inter alia, to the long term character of natural gas supply contracts.

A2

AMENDMENT
OF PRODUCTION SHARING CONTRACT
BAWEAN CONTRACT AREA

This Amendment, made and entered into on this 25th. day of October 1991, by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a State Enterprise, established on the basis of Law No. 8/1971, hereinafter called "PERTAMINA", party of the first part; ENTERPRISE OIL (BAWEAN) LTD., a corporation organized and existing under the laws of Bermuda; KUFPEC (JAVA) LTD., a corporation organized and existing under the laws of the Cayman Islands; and SAMEDAN OIL OF INDONESIA INC., a corporation organized and existing under the laws of Delaware hereinafter collectively called "CONTRACTOR", party of the second part; PERTAMINA and CONTRACTOR being hereinafter sometimes referred to individually as the "Party" or jointly as the "Parties".

WITNESSETH:

Whereas, on 12 February 1981, a Production Sharing Contract was entered into for the Bawean Contract Area, comprising lands under the jurisdiction of the Republic of Indonesia, between PERTAMINA, KERR-MCGEE OF INDONESIA, INC. ("Kerr-McGee"), QUINTANA INDONESIA LTD. ("Quintana"), SAMEDAN OIL OF INDONESIA INC. and WAINOCO INTERNATIONAL INC. ("Wainoco") which Production Sharing Contract, as subsequently amended is hereinafter referred to as the "Contract"; and

Whereas, by assignments effective 25th February 1983 and 3rd November 1984 TESORO JAVA PETROLEUM COMPANY ("Tesoro") acquired all right title and interest in the Contract formerly held by Quintana Indonesia Ltd; and

Whereas, by assignments dated 1st October 1983 and 31st December 1985 TEXAS EASTERN (BAWEAN) INC. acquired all right title and interest in the Contract formerly held by Wainoco and Kerr-McGee respectively; and

Whereas, by assignment effective 13th June 1988 KUFPEC (JAVA) LTD. ("Kufpec") acquired all of the right title and interest in the Contract formerly held by Tesoro; and

Whereas, by assignment effective 10th March 1988 Texas Eastern (Bawean) Inc. assigned all of the right title and interest in the Contract to TEXAS EASTERN BAWEAN LIMITED; and

Whereas, pursuant to a Stock Purchase Agreement dated 1 March 1989 between TEXAS EASTERN CORPORATION and ENTERPRISE OIL plc all of the issued and outstanding stock of Texas Eastern Bawean Limited was acquired by ENTERPRISE OIL plc and the name Texas Eastern Bawean Limited was changed to Enterprise Oil (Bawean) Limited; and

Whereas PERTAMINA has given its consent to each of the aforesaid transfers of interest, the participating interests of the Parties to the Contract are now respectively Enterprise Oil (Bawean) Limited 60%, Kufpec (Java) Limited 25%, and Samedan Oil of Indonesia Inc. 15%; and

Whereas, on August 31, 1988 and February 23, 1989, the Minister of Mines and Energy of the Republic of Indonesia announced incentives for production sharing contracts to promote the exploration, development and production of oil and gas in "Conventional Areas" of the Republic of Indonesia; and

Whereas, PERTAMINA and CONTRACTOR wish to amend the Contract to incorporate the new incentives for "Conventional Areas".

Now, therefore, in consideration of the premises and the mutual covenants contained herein, PERTAMINA and CONTRACTOR hereby agree as follows:

1. In the text of this Amendment, words and terms defined in the Contract and in Article 1 of Law No. 44Prp/1960 shall, unless otherwise specified herein, have meaning in accordance with such definitions.

2. Subsections 1.2(p) and (q) of Section V of the Contract are hereby deleted in their entirety and replaced with the following:

   "(p) after commercial production commences, fulfil its obligation towards the supply of the domestic market in Indonesia. CONTRACTOR agrees to sell and deliver to PERTAMINA a portion of the share of the Crude Oil to which it is entitled pursuant to subsection 1.3 and 3.1 of Section VI calculated for each Year as follows :

   (i) multiply the total quantity of Crude Oil produced from the Contract Area by a fraction the numerator of which is the total quantity of Crude Oil to be supplied and the denominator is the entire Indonesian production of Crude Oil of all petroleum companies;

   (ii) compute twenty-five percent (25%) of the total quantity of Crude Oil produced from the Contract Area;

   (iii) multiply the lower quantity computed, either under (i) or (ii) by the

resultant percentage of CONTRACTOR's entitlement provided as applicable under subsection 1.3 of section VI hereof, from the Crude Oil remaining after deducting Operating Costs.

The quantity of Crude Oil computed under (iii) shall be the maximum quantity to be supplied by CONTRACTOR in any Year pursuant to this paragraph (p) and deficiencies, if any, shall not be carried forward to any subsequent Year; provided that if for any Year the recoverable Operating Cost exceeds the difference of total sales proceeds from Crude Oil produced and saved hereunder minus the First Tranche Petroleum and Investment Gredit as provided under Section VI hereof, CONTRACTOR shall be relieved from this supply obligation for such Year.

(q) the price at which such Crude Oil shall be delivered and sold under paragraph (p) of this subsection shall be ten percent (10%) of the price as determined under subsection 1.2 of Section VI hereof.
CONTRACTOR shall not be obligated to transport such Crude Oil beyond the point of export but upon request CONTRACTOR shall assist in arranging transportation and such assistance shall be without cost or risk to CONTRACTOR.

Notwithstanding the foregoing, for a period of five (5) consecutive years (meaning 60 months) starting the month of the first delivery of Crude Oil produced and saved from each new field in the Contract Area, the fee per barrel for the quantity of Crude Oil supplied to the domestic market from each such new field shall be equal to the price determined in accordance with Section VI hereof for Crude Oil from such field taken for the recovery of Operating Costs. This incentive also applies to production out of incremental reserves from secondary and tertiary recovery EOR projects which commence production after February 23, 1989. The proceeds in excess of the aforesaid ten percent (10%) shall preferably be used to assist financing of continued exploration efforts by CONTRACTOR in the Contract Area or in other areas of the Republic of Indonesia if such opportunity exists. In case no such opportunity can be demonstrated to exist in accordance with good oil field practice, CONTRACTOR shall be free to use such proceeds at its own discretion;"

3. Subsection 1.2(s) of Section V of the Contract is hereby revised to read as follows:

"severally pay to the Government of the Republic of Indonesia the income tax including the final tax on profits after tax deduction imposed on it pursuant to the Indonesian Income Tax Law and its implementing

Regulations. CONTRACTOR shall comply with the requirements of the Tax Law in particular with respect to filing of returns, assessment of tax and keeping and showing of books and records."

4. Subsection 1.3 of Section VI of the Contract is hereby deleted in its entirety and replaced with the following:

"1.3 Of the Crude Oil remaining after deducting Operating Costs :

(i) If the first Crude Oil production of this Contract Area is from a Marginal Field as described herein below, for such production the Parties shall be entitled to take and receive each Year, respectively fifty four point five four five five percent (54.5455 %) for PERTAMINA and forty five point four five four five percent (45.4545 %) for CONTRACTOR over the life of such field.
A "Marginal Field" is the first field of the Contract Area proposed by CONTRACTOR for development and approved by PERTAMINA, capable of Crude Oil production not exceeding ten thousand (10,000) barrels daily average projected for the initial two (2) production years {twenty four (24) production months).
Marginal Field production represents a separate segment from the others.

(ii) For Crude Oil production as a result of Tertiary recovery EOR projects, the Parties shall be entitled to take and receive each Year, respectively fifty four point five four five five percent (54.5455 %) for PERTAMINA and forty five point four five four five percent (45.4545 %) for CONTRACTOR.
Tertiary recovery EOR production represents a separate segment from the others.

(iii) For Crude Oil production from pre-Tertiary reservoir rocks, the Parties shall be entitled to take and receive each Year as follows:

(a) PERTAMINA fifty four point five four five five percent (54.5455 %) and CONTRACTOR forty five point four five four five percent (45.4545 %) for the segment of zero (0) to fifty thousand (50,000) barrels daily average of all of such pre-Tertiary production of the Contract Area for the Calendar Year;

(b) PERTAMINA sixty five point nine zero nine one percent (65.9091 %) and CONTRACTOR thirty four point zero nine zero nine percent (34.0909 %) for the segment of fifty

thousand and one (50,001) barrels to one hundred and fifty thousand (150,000) barrels daily average of all of such pre-Tertiary production of the Contract Area for the Calendar Year;

(c) PERTAMINA seventy seven point two seven two seven percent (77.2727 %) and CONTRACTOR twenty two point seven two seven three percent (22.7273 %) for the segment of one hundred and fifty thousand and one (150,001) barrels daily average of all of such pre-Tertiary production of the Contract Area for the Calendar Year and more;

Pre-Tertiary reservoir rocks mean petroleum reservoir rocks deposited or formed in pre-Tertiary times.

(iv) For Crude Oil production of the Contract Area from fields which are in water depths of more than six hundred (600) feet, the Parties shall be entitled to take and receive each Year as follows :

(a) PERTAMINA fifty four point five four five five percent (54.5455 %) and CONTRACTOR forty five point four five four five percent (45.4545 %) for the segment of zero (0) to fifty thousand (50,000) barrels daily average of Crude Oil production from all platforms and subsea completions on the seabed deeper than six hundred (600) feet (i.e. "Deepsea Production") of the Contract Area for the Calendar Year;

(b) PERTAMINA sixty five point nine zero nine one percent (65.9091 %) and CONTRACTOR thirty four point zero nine zero nine percent (34.0909 %) for the segment of fifty thousand and one (50,001) barrels to one hundred and fifty thousand (150,000) barrels daily average of Deepsea Production of the Contract Area for the Calendar Year;

(c) PERTAMINA seventy seven point two seven two seven percent (77.2727 %) and CONTRACTOR twenty two point seven two seven three percent (22.7273 %) for the segment of one hundred and fifty thousand and one (150,001) barrels daily average of Deepsea Production of the Contract Area for the Calendar Year and more.

If a field has only partial Deepsea Production, that portion of Deepsea Production only will be eligible under this clause (iv).

while its Crude Oil produced from platforms and subsea completions on the seabed of water depths of six hundred (600) feet or less will be part of and shared as provided under clause (v) of this subsection 1.3; and the apportioning of recoverable Operating Costs will be done under the same system as provided in the last paragraph of this subsection 1.3.

(v) For Crude Oil production of the Contract Area other than those under clauses (i), (ii), (iii) and (iv) herein above, each Year PERTAMINA shall be entitled to take and receive sixty five point nine zero nine one percent (65.9091 %) and CONTRACTOR shall be entitled to take and receive thirty four point zero nine zero nine percent (34.0909 %).
Crude Oil production under this clause (v) represents a separate segment from the others.

The deduction of Investment Credit and Operating Costs before the entitlements are taken by each respective Party as provided under this subsection 1.3, shall be subject to the following proration method :
for each Calendar Year, the recoverable Investment Credit and Operating Costs shall be apportioned for deduction from the production of each of the segment as hereinabove defined, at the same ratios as the production from each such segment over the total production of such Year."

In the event that Crude Oil production from a field qualifies for more than one of the definitions set out in clauses (i), (ii), (iii), (iv) and (v) of this subsection 1.3, Contractor will have the option to elect which of the clauses shall be applied. Such election when made shall not be changed.

5. Subsection 1.4 of Section VI of the Contract is hereby deleted in its entirety and replaced with the following:

"1.4 Title to CONTRACTOR's portion of Crude Oil under subsections 1.3, 1.7 and 3.1 of this Section VI as well as to such portion of Crude Oil exported and sold to recover Operating Costs and the Investment Credit provided for in Subsection 1.7 of this Section VI shall pass to CONTRACTOR at the point of export, or, in the case of oil delivered to PERTAMINA pursuant to subsection 1.2 paragraph (p) of Section V or otherwise, at the point of delivery."

6. Subsection 1.7 of Section VI of the Contract is hereby deleted in its entirety and replaced with the following:

"1.7 (a) CONTRACTOR may recover an investment credit amounting to seventeen percent (17%) of the capital investment cost directly

required for developing Crude Oil production facilities (as provided under Article II para. 3(c) of Exhibit "C" hereof) of a new field out of deduction from gross production before recovering Operation Costs, commencing in the earliest production Year or Years before tax deduction (to be paid in advance in such production Year when taken).

(b) In addition, for such Crude Oil production facilities which are in water depths of more than six hundred (600) feet, CONTRACTOR may recover an additional investment credit amounting to one hundred and ten percent (110%) of the relevant capital investment cost and in the same manner as above provided under this subsection 1.7 of Section VI, and provided further that such capital investment costs are the costs contemplated under the original development program approved by PERTAMINA.
Furthermore, for floating production facilities of a field partly serving Deepsea Production, such additional investment credit is applicable to that portion of the capital investment for said floating production facilities if any, corresponding with that portion of the capital investment for the production facilities standing/lying on the seabed deeper than six hundred (600) feet.
This deepsea incentive as herein above given, is also applicable for Natural Gas field development projects, except that for such case the investment credit amounts to fifty five percent (55%).

(c) The investment credits referred to in paragraphs (a) and (b) above (the "Investment Credit") may be applied to new secondary recovery and tertiary recovery EOR projects but are not applicable to "interim production schemes" or further investments to enhance production and reservoir drainage in excess of what was contemplated in the original project as approved by PERTAMINA.

7. Section 2.2 of Section VI of the Contract is hereby deleted in its entirety and replaced with the following:

"2.2 Should PERTAMINA and CONTRACTOR consider that the processing and utilization of Natural Gas is economical and choose to participate in the processing and utilization thereof, in addition to that used in secondary recovery operations, then the construction and installation of facilities for such processing and utilization shall be carried out pursuant to an approved Work Program.
It is hereby agreed that all costs and revenues derived from such

processing, utilization and sale of Natural Gas shall be treated on a basis equivalent to that provided for herein concerning Petroleum Operation and disposition of Crude Oil except of the Natural Gas, or the propane and butane fractions extracted from Natural Gas but not spiked in Crude Oil, remaining after deducting Operating Costs associated with the Natural Gas operations as stipulated in Exhibit C, PERTAMINA shall be entitled to take and receive thirty one point eight one eight two percent (31.8182%) and CONTRACTOR shall be entitled to take and receive sixty eight point one eight one eight percent (68.1818%)."

8. The following new Subsection 3.1 is hereby added to Section VI of the Contract:

"FIRST TRANCHE PETROLEUM

3.1 Notwithstanding anything to the contrary elsewhere contained in this Contract, the Parties shall be entitled to first take and receive each Year a quantity of Petroleum of twenty percent (20%) of the Petroleum production of each such Year, called the "First Tranche Petroleum" before any deduction for recovery of Operating Costs and handling of production as provided under this Section VI.
Such First Tranche Petroleum for each Calendar Year is further shared for Crude Oil between PERTAMINA and CONTRACTOR in accordance with the sharing splits provided under subsection 1.3 of this Section VI, by apportioning it as applicable, to the respective production segments as therein defined, at the same ratios as the production from each such segment over the total production of the Year.
For Natural Gas, such First Tranche Petroleum is shared between PERTAMINA and CONTRACTOR in accordance with the sharing split provided under subsection 2.2 of this Section VI."

9. Paragraph (iii) of Subsection 1.6(b) of Section VII of the Contract is hereby revised to read as follows:

"(iii) the "required quantity" of Crude Oil which CONTRACTOR agrees to sell and deliver in such Year for domestic consumption in Indonesia pursuant to paragraph (p) of subsection 1.2 of Section V hereof, out of the share of Crude Oil to which it is entitled pursuant to Section VI, subsections 1.3 and 3.1;"

10. Section 3, "Capital Costs", of Article II of Exhibit "C", to the Contract, is amended by deleting the last sentence in Paragraph (a), "Costs of oil jetties and anchorages, treating plants and equipment, secondary recovery systems, gas plants and steam systems;", and inserting the same sentence at the end of Paragraph (c).

11. Except as expressly modified by this Amendment, all terms, conditions and provisions of the Contract shall remain in full force and effect, and PERTAMINA and the CONTRACTOR expressly hereby confirm the Contract as amended by this Amendment.

In Witness Whereof, the parties have executed this Amendment in quadruplicate originals as of the date first written above.

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA

By: ______________________________

ENTERPRISE OIL (BAWEAN) LTD. (OPERATOR)

By: ______________________________

SAMEDAN OIL OF INDONESIA INC.

By : [signature]

KUFPEC (JAVA) LIMITED

By : [signature]

APPROVED BY THE MINISTER OF MINES AND ENERGY
this 25th. day of October , 1991
on behalf of the GOVERNMENT OF THE REPUBLIC OF INDONESIA

[signature]

By: ______________________

TRANSLATION

No : 2056/C0000/91-S1 1 November 1991

To : Enterprise Oil Attn : J B B Bullough

Subj.: LIMITATION OF COST RECOVERY

In reference to our letter No 2551/C0000/87-S1 dated 15 September 1987 concerning "Commerciality of Onshore - Offshore Bawean Block" addressed to Texas Eastern Bawean Inc. as the Operator and your letter No JBBB/ak/39591 dated 18 September 1991 regarding "Bawean Production Sharing Contract - Cost Recovery Issues", we herewith would like to inform you that the Amendment of PSC between Enterprise Oil (Bawean) Ltd and Pertamina has been approved by the Government and therefore the cost recovery limitation as referred to in our above-mentioned letter is no longer valid.

Although the PSC Amendment has been approved, you are requested to make efforts to cut/squeeze the operating cost and to improve the job efficiency and productivity.

Please be informed accordingly and thank you for your cooperation.

PERTAMINA

F ABDA'OE

ak/2056

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
(P E R T A M I N A)
KANTOR PUSAT
Jalan Medan Merdeka Timur 1A JAKARTA 10010
Kotak Pos 1012 JKT.

ALAMAT KAWAT "PERTAMINA" TELEFON : 3815111-3810111 FACS : 343882-3633R5 TELEX : 40471-45073-44441-45553-45554-45547

Nomor : 2056 /C0000/91-S1

Jakarta, 1 Nopember 1991

Lampiran :

Perihal : PEMBATASAN COST RECOVERY.

Yang Terhormat,

ENTERPRISE OIL (BAWEAN) LTD.
Landmark Center, Lantai 21
Jln. Jenderal Sudirman No.1
J a k a r t a

Up. Mr. J.B.B. Bullough
President & General Manager.

Dengan hormat,

Menunjuk surat kami No. 2551/C0000/87-S1 tanggal 15 September 1987 tentang "Komersialitas Wilayah Kerja Onshore - Offshore Bawean Block" yang ditujukan kepada Texas Eastern Bawean Inc. selaku operator pada waktu itu serta surat Saudara No. JBB/ak/39591 tanggal 18 September 1991 perihal "Bawean Production Sharing Contract - Cost Recovery Issues", dengan ini diberitahukan bahwa amandemen PSC antara Enterprise Oil (Bawean) Ltd. dengan PERTAMINA telah disetujui oleh Pemerintah, maka dengan demikian pembatasan cost recovery sebagaimana dimaksud dalam surat kami tersebut di atas tidak berlaku lagi.

Walaupun amandemen PSC telah disetujui, Saudara harus berusaha untuk menekan biaya operasi serta tetap meningkatkan efisiensi dan produktivitas kerja.

Demikian untuk diketahui dan atas perhatian serta kerjasamanya diucapkan terima kasih.

P E R T A M I N A
Direktur Utama,

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
DIREKTUR UTAMA

F. ABDA'OE

FREE TRANSLATION

No. : 1141/C0000/94-SO

SUBJECT : CHANGE OF NAME

Refer to your letter dated 21 July 1994 regarding the above subject, herewith we would like to inform that we have approved to change the name from Kufpec (Java) Limited to GFB Resources (Java) Limited for Bawean Block area.

Due to change of name, GFB Resources (Java) Limited will then act as the operator.

Appreciate if you could send the necessary document "Letter of Incorporation".

PERTAMINA
President Director

F. Abda'oe

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
(P E R T A M I N A)

KANTOR PUSAT
Jalan Medan Merdeka Timur 1A JAKARTA 10110
Kotak Pos 1012 JKT

Dir. Bawean PSC

ALAMAT KAWAT "PERTAMINA" TELEPON : 3815111-3815111 FAKS : 343882-363686 TELEX 44?? [illegible]

Nomor 1141 /C0000/94-SO.

Lampiran

Perihal Ganti nama.

Jakarta, 15 AUG 1994

Yang Terhormat,

KUFPEC (JAVA) LIMITED
Jl. Kemang Timur No. 28
P.O. Box 4978 JKTM
J a k a r t a.

Dengan hormat,

Menunjuk surat Saudara tanggal 21 Juli 1994 perihal tersebut pada pokok surat, dengan ini kami beritahukan bahwa kami telah mencatat pergantian nama Kufpec (Java) Limited menjadi GFB Resources (Java) Limited untuk Wilayah Kerja Blok Bawean.

Dengan pergantian nama tersebut, GFB Resources (Java) Limited selanjutnya akan bertindak selaku operator.

Atas kesediaan Saudara mengirimkan dokumen yang diperlukan yaitu "Letter of Incorporation" GFB Resources (Java) Ltd. kami ucapkan terima kasih.

P E R T A M I N A
Direktur Utama,

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
DIREKTUR UTAMA

F. ABDA'OE

PERUSAHAAN PERTAMBANGAN [illegible]

(P E R T A M I N A)

KANTOR PUSAT

Jalan Medan Merdeka Timur 1A JAKARTA 10110

Kotak Pos 1012 JKT.

ALAMAT KAWAT "PERTAMINA" TELEPON : [illegible] FACS : [illegible] TELEX : [illegible]

Jakarta, 29 Januari 2001

Nomor : 079 /C0000/2001-50.

Lampiran :

Perihal : Pergantian nama di Wilayah Kerja On. Off. Bawean, Laut Jawa Timur.

Yang Terhormat,

INDO PACIFIC RESOURCES (JAVA) LTD.
Wisma Dharmala Lt. 15
Jl. Jend Sudirman 32
J a k a r t a

u.p. President & General Manager

Dengan hormat,

Sehubungan dengan surat Saudara tanggal 15 Desember 2000 perihal tersebut diatas dengan ini disampaikan bahwa kami telah melakukan pencatatan pergantian nama dari GFB Resources (Java) Ltd. menjadi Indo Pacific Resources (Java) Ltd. terhitung mulai tanggal 27 November 2000.

Pemegang interest setelah pergantian nama :
- Indo Pacific Resources (Java) Ltd. 100 %

Dengan adanya pergantian nama tersebut maka semua hak dan kewajiban GFB Resources (Java) Ltd. mulai tanggal 27 November 2000 beralih kepada Indo Pacific Resources (Java) Ltd.

Demikian disampaikan untuk menjadi maklum.

P E R T A M I N A
Direktur Utama

DIREKTUR UTAMA

Baihaki Hakim

Tembusan :
- Dirjen Migas
- Bag. Per-Undang-undangan Migas

50 – 001/81

F001148

PERUSAI H TAMBANGAN MINYAK DAN GAS F 'I SARA
(P E R T A M I N A)

KANTOR PUSAT
Jalan Medan Merdeka Timur 1A JAKARTA 10110
Kotak Pos 1012 JKT

ALAMAT KAWAT "PERTAMINA" TELEPON: 3815111-3816111 FACS. 343882-363585 TELEX: 44471-45077-44441-46552-46554-45347

No. : 079/COOOO/2001-S0
Date : January 29th 2001
To : Indo-Pacific Resources (Java) Ltd.
Attn : President & General Manager
Subject : **The Name Change of Working Area on Offshore Baweau, East Java.**

Dear Sir,

With reference to your letter dated December 15th 2001 about above subject, we give you information that the name change of GFB Resources (Java) Ltd. in to Indo-Pacific Resources (Java) Ltd. is registered effective on November 27th 2000.

The Share Holder after the name change :
Indo-Pacific Resources (Java) Ltd. 100 %

In connected that reason, all the right and obligation of GFB Resources (Java) Ltd. is transferred to Indo-Pacific Resources (Java) Ltd. effective on November 27th 2000.

Thank you for your attention.

PERTAMINA

Sign

Mr. Baihaki Hakim
President Director

Copies :

- Director General of MIGAS
- MIGAS Regulations Division

F001149

AMENDMENT TO
THE PRODUCTION SHARING CONTRACT

BETWEEN
PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
AND

Indo-Pacific Resources (Java) Ltd. ....
....
....
....
....

This Amendment is made and entered on this 31st day of March 2003, by and between **PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA** (hereinafter called **PERTAMINA**) a corporation organized and existing under the Law of the Republic of Indonesia No. 8/1971 juncto No. 22/2001, and Indo-Pacific Resources (Java) Ltd. (hereinafter called **CONTRACTOR**), a company established and existing under the laws of Barbados, and **BADAN PELAKSANA KEGIATAN USAHA HULU MINYAK DAN GAS BUMI** (hereinafter called **BPMIGAS**), a Stated Owned Body established under the Law of the Republic of Indonesia No. 22/2001 and Government Regulation of the Republic of Indonesia No. 42/2002. **PERTAMINA**, **CONTRACTOR** and **BPMIGAS** together shall hereinafter be referred to as "**Parties**".

WITNESSETH :

WHEREAS, on February 12, 1981 **PERTAMINA** and **CONTRACTOR,** or its predecessor in interest, have entered into a Production Sharing Contract, as may have been amended, modified, or supplemented, covering the Contract Area known as Bawean Onshore and Offshore Block (hereinafter, referred to as the "**PSC**";

WHEREAS, in accordance with Law of the Republic of Indonesia No. 22/2001 and Government Regulation of the Republic of Indonesia No. 42/2002 BPMIGAS has been authorized to enter into cooperation agreements, in the form of among others Production Sharing Contract, with another party;

WHEREAS, Article 63 (a) Law No. 22/2001 provides that by the establishment of **BPMIGAS,** all rights and obligations of **PERTAMINA** under pre-existing Production Sharing Contracts shall be transferred to **BPMIGAS**; and for the implementation thereof, the parties to such Production Sharing Contracts shall execute a contract amendment to transfer the rights and obligations of

PERTAMINA under such Production Sharing Contracts to **BPMIGAS** without changing the terms and conditions of such Production Sharing Contracts;

WHEREAS, Article 63 (c) Law No. 22/2001 provides that all such Production Sharing Contracts shall remain in full force until the expiration of its term;

NOW, THEREFORE, **PERTAMINA**, **CONTRACTOR**, and **BPMIGAS** hereby agree to enter into this Amendment as follows:

1. The Parties of the **PSC** are hereby amended as follows :

   - **BPMIGAS**, a State Owned Body established by virtue of Law No. 22/2001 and Government Regulation No. 42/2002, and

   - Indo-Pacific Resources (Java) Ltd.
     A Company incorporated in Barbados

2. Section XV Article 15.1, Notice, of the **PSC** is hereby amended as follows :

   BADAN PELAKSANA KEGIATAN USAHA HULU MINYAK DAN GAS BUMI (BPMIGAS)
   Gedung Patra Jasa Lt. 21
   Jl. Jenderal Gatot Subroto Kav. 32 – 34
   Jakarta 12950
   Attn. : Chairman

   CONTRACTOR :

   Indo-Pacific Resources (Java) Ltd.
   World Trade Center FL 14
   Jl. Jend. Sudirman Kav. 29 - 31
   Jakarta 12920
   Attn.: President

3. As of July 16th, 2002 (hereinafter "the **EFFECTIVE DATE**"), **PERTAMINA** transferred all of its rights and obligations under the **PSC** to **BPMIGAS**, and **BPMIGAS** accepted and assumed all such rights and obligations and became a party to the **PSC**.

4. **CONTRACTOR** and **BPMIGAS** agree that all terms and conditions of the **PSC** shall remain in full force until the end of the period of the **PSC**, except as expressly amended under this Amendment.

5. This Amendment shall come into effect as of the **EFFECTIVE DATE.**

IN WITNESS WHEREOF, the **Parties** hereto have executed this Amendment in 5 copies, in Jakarta as of the day and year first above written.

CONTRACTOR	**PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA)**
INDO-PACIFIC RESOURCES (JAVA) LTD.	
Name : David A. Nunn	Name :
Title : President	Title : **President & CEO**

BADAN PELAKSANA KEGIATAN USAHA HULU MINYAK DAN GAS BUMI
(BPMIGAS)

____

Name : **Rachmat Sudibjo**
Title : **Chairman**

APPROVED BY THE MINISTER OF ENERGY AND MINERAL RESOURCES
This ..... day of 2003

On behalf of
GOVERNMENT OF THE REPUBLIC OF INDONESIA

____

Name :

BADAN PELAKSANA
KEGIATAN USAHA HULU MINYAK DAN GAS BUMI

Gedung Patra Jasa Lt. [illegible]
Jl. Jenderal Gatot Subroto [illegible]
Jakarta [illegible]

[illegible]

Nomor : [illegible]
Lampiran : [illegible]
Perihal : Pengalihan Interest dan operator di Wilayah Kerja Bawean

Indo Pacific Resources (Java) Ltd.
World Trade Centre Lt. 14
Jln. [illegible]
Jakarta [illegible]

U.p. : President

Sehubungan dengan surat Saudara No.bpm/XII-302/2004 tanggal 3 Desember 2004 perihal [illegible] disampaikan bahwa pengalihan sebagian interest dari Indo Pacific Resources (Java) Ltd. kepada Camar Resources Canada Inc. sesuai dengan Bab V Pasal 1.2. (g) PSC tertanggal 12 Februari 1981 telah kami catat.

Pemegang interest setelah pengalihan menjadi:

- Camar Resources Canada Inc. [illegible]
- Indo Pacific Resources (Java) Ltd. [illegible]

Operator setelah pengalihan interest : Camar Resources Canada Inc.

Dengan adanya pengalihan operator tersebut maka hak dan kewajiban pengoperasian PSC di Wilayah Kerja Bawean beralih kepada Camar Resources Canada Inc.

Demikian kami sampaikan untuk menjadi maklum.

Kepala Badan Pelaksana
Kegiatan Usaha Hulu Minyak dan Gas Bumi

[illegible]

Rachmat Sudibjo

Tembusan :
- Direktur Jendral Minyak dan Gas Bumi
- Bag. Perundang-undangan MIGAS
- Subdit Eksplorasi MIGAS

IMPLEMENTING BODY
FOR UPSTREAM OIL AND GAS BUSINESS ACTIVITIES
Patra Jasa Bldg, 14th, 16th, 21st, 22nd floors
Jl. Jend. Gatot Subroto, Kav. 32-34
Jakarta 12950, Indonesia
P.O. Box 4575 JKP 10045 Tel: 52900245-48 Fax: (62) (21) 52900132

TRANSLATION

Jakarta, 12 January 2005

Number : 38/BP00000/2005-S0
Attachment :
Subject : Take over of Interest and operator in Region Work Bawean
To : IPRJL

Referring to your letter no. bpm/XII-002/2004 dated 8 December 2004 regarding to the above subject, herewith informed that the take over of some of interests of IPRJL to CRCI as according to Chapter of V section 1.2 (g) PSC dated 12 February 1980 we have note.

Owner of Interest after taking over become:
- Camar Resources Canada Inc 70%
- Indo-Pacific Resources (Java) Ltd 30%

Operator after taking over of interest: CRCI

With existence of taking over of the operator hence rights and obligations operation of regional PSC of Activity of Bawean take over to CRCI.

Thank you for your attention.

Implementing Body For Upstream
Oil & Gas Business Activity

(signed & sealed)
Rachmat Sudibjo